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EXHIBIT 12. COMPUTATION OF EARNINGS TO FIXED CHARGES



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                                                                                                                   THE COMPANY
                                                                    PREDECESSOR                        -----------------------------
                                                 -----------------------------------------------       PERIOD ENDED
                                                      YEAR ENDED DECEMBER 31,      PERIOD ENDED        DECEMBER 31,       YEAR ENDED
                                                    1993      1994        1995     MARCH 31,1996           1996              1997
                                                 ---------  ---------  ---------  --------------       --------------  -------------

Fixed charges:
  Interest expense                                       -          -          -               -                1,666          9,080
  Portion of rental expense representative
    of interest                                         13         15         13               4                   39            351
                                                 ---------  ---------  ---------  --------------       --------------  -------------
Total fixed charges                                     13         15         13               4                1,705          9,431
                                                 =========  =========  =========  ==============       ==============  =============
Earnings:
  Income (loss) before income taxes and
    extraordinary item                           $    (696) $     240  $  1,762   $          227       $         (124) $       2,508
  Fixed charges                                         13         15        13                4                1,705          9,431
                                                 ---------  ---------  ---------  --------------       --------------  -------------
Total earnings                                        (683)       255     1,775              231                1,581         11,939
                                                 =========  =========  =========  ==============       ==============  =============

Ratio of earnings to fixed charges                       *       17.0     136.5             57.8                    *            1.3
Excess of fixed charges over earnings            $     696  $       -  $      -   $            -       $          124  $           -


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               *  Earnings are inadequate to cover fixed charges